Exhibit 23.1

10 Anson Road #26-03, International Plaza, Singapore 079903 admin@edstonglobal.com www.edstonglobal.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements of Gamehaus Holdings Inc. (the “Company”) on Form F-3 (File No. 333-297738), Form S-8 (File No. 333-288231) and Form S-8 (File No. 333-295516) of our report dated November 10, 2026, relating to the audited financial statements of Techforge Co., Ltd. and its subsidiaries as of June 30, 2026 and 2025 and for the year ended June 30, 2026 and for the period from February 28, 2025 (Date of incorporation) to June 30, 2025, which are included in the Company’s Report on Form 6-K filed with the Securities and Exchange Commission on November 10, 2026.

/s/Edston Global PAC

Singapore

November 10, 2026